                        HOSPITAL PARTICIPATION AGREEMENT

[LOGO]

THIS AGREEMENT, is effective on the date noted on the signature page of this Agreement by and between Physician Healthcare Plan of New Jersey, Inc., a New Jersey Corporation, and any of its affiliates or subsidiaries (hereinafter collectively referred to as "PHPNJ"), and ___________________ (hereinafter referred to as "Hospital").

WHEREAS, Hospital and PHPNJ recognize that PHPNJ has been authorized by the New Jersey Department of Health and the New Jersey Department of Insurance to operate a health maintenance organization (HMO) in all twenty-one (21) counties of the State of New Jersey;

WHEREAS, Hospital recognizes that this Agreement represents the foundation for the successful provision of health care services to Members and that mutual cooperation, respect and communication are essential to the fulfillment of each party's responsibilities;

WHEREAS, PHPNJ and Hospital mutually desire to enter into an Agreement whereby Hospital shall provide, and/or arrange for the provision of, certain health care services to Members of PHPNJ in a quality, cost-effective manner which preserves and enhances patient dignity;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, it is mutually covenanted and agreed by and between the parties hereto as follows:

                                I.  DEFINITIONS

A. CHIEF MEDICAL OFFICER is a physician designated by PHPNJ to monitor quality of care and appropriate utilization of Health Care Services delivered by Health Care Consultants to Members. The Chief Medical Officer shall oversee the implementation and coordination of the PHPNJ Utilization Management and Quality Assurance Programs.

B. EMERGENCY is defined as a sudden and unexpected onset of a condition or changes or exacerbations in existing conditions, requiring immediate medical or surgical diagnosis or care to avoid a life-threatening situation or serious impairment of bodily functions. An Emergency includes, but is not limited to, heart attacks, strokes, poisonings, loss of consciousness or respiration, hemorrhaging, severe pain and convulsions.

C. HEALTH BENEFIT PLAN includes any one of PHPNJ's lines of business including but not limited to, prepaid health benefit plans, preferred provider arrangements, third party administrative services, administrative services only, managed care workers' compensation, government programs and/or other payer arrangements.

D. HEALTH CARE CONSULTANT is a person, entity, or institution that has entered into a Participation Agreement with PHPNJ to provide and/or arrange for Health Care Services to Members within the scope of a license or authorization duly issued in accordance with the laws of the State of New Jersey.

E. HEALTH CARE SERVICES refers to all medical services that a Member is entitled to receive and which are authorized for payment under PHPNJ's Health Benefit Plan ("Health Benefit Plan").

F. MEDICAL NECESSITY is defined as Health Care Services required to identify and treat an illness or injury, and which are: i) appropriate and necessary for the diagnosis or treatment of a Member's medical condition, illness, disease or injury; ii) appropriate with regard to standards of PHPNJ and good medical practice as recommended and accepted by the medical community and as adopted by the Utilization Management and Quality Assurance Committees of PHPNJ; iii) not solely for the convenience of the Member, Health Care Consultant, or the Member's family; and iv) the most appropriate supply or level of service which can be safely provided to the Member.

G. MEMBER is a person who is entitled to Health Care Services covered under any one of PHPNJ's Health Benefit Plans.


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                         II.  RESPONSIBILITIES OF PHPNJ

A. MEMBER IDENTIFICATION. PHPNJ will provide to Members a means to identify the patient as a Member of the Health Benefit Plan.

B. ELIGIBILITY AND BENEFIT VERIFICATION. For Members enrolled in PHPNJ's prepaid Health Benefit Plan, PHPNJ shall provide a system for the verification of Member eligibility to receive Health Care Services and for the notification of applicable co-payments. In addition, Hospital agrees and understands that verification of Member eligibility is not a guarantee of payment by PHPNJ.

C. MARKETING OF HOSPITAL. PHPNJ will market Hospital to Members. Hospital understands and agrees that PHPNJ may use its name, address, telephone number, facsimile number, electronic mail, Internet address, and/or other pertinent information in materials used for marketing purposes, including but not limited to the PHPNJ Directory of Physicians, Hospitals and Healthcare Providers.

D. POLICIES AND PROCEDURES. PHPNJ shall provide to Hospital a manual of administrative procedures to assist Hospital in the areas of record keeping, reporting and other administrative duties of Hospital under this Agreement. PHPNJ Health Plan Administrators shall be made available to assist Hospital with specific issues related to PHPNJ and/or its Members.

E. APPEALS. PHPNJ shall establish a Grievance Process for PHPNJ's prepaid Health Benefit Plan, which will provide to Hospital a means to pursue recourse on decisions made by PHPNJ with respect to utilization management, quality assurance, and/or claims determinations.

F. INSURANCE. PHPNJ shall provide and maintain such policies of general and professional liability insurance as shall be necessary to insure PHPNJ, its directors, officers and employees against any claim or claims for damages arising directly or indirectly from, or in connection with, the performance or failure to perform their obligations under this Agreement. Nothing herein shall be construed as any obligation of PHPNJ to provide insurance for, or on behalf of, Hospital or any other Health Care Consultant.

G. COMPLIANCE. PHPNJ shall be bound by all applicable state and federal laws, rules and regulations.

                       III.  RESPONSIBILITIES OF HOSPITAL

A. PROVISION OF HEALTH CARE SERVICES AND FACILITY REQUIREMENTS. Hospital, in accordance with federal law and its licensure and consistent with accepted standards of medical care, shall provide, or arrange for the provision of, Health Care Services to Members. In particular, Hospital agrees that:

      1. Hospital warrants that it is duly licensed by the State of New Jersey and is in compliance with all applicable state and local laws. In addition, Hospital warrants that it is accredited by the Joint Commission on Accreditation of Health Care Organizations, or accredited by the American Osteopathic Hospital Association, and is certified to participate in the Medicare and Medicaid programs. In the event that Hospital loses its accreditation or is subject to disciplinary action by the Joint Commission on Accreditation of Health Care Organizations or the American Osteopathic Hospital Association, Hospital agrees to notify PHPNJ immediately of this action. Hospital agrees to cooperate with PHPNJ in meeting accreditation requirements of the National Committee for Quality Assurance or other such organizations to which PHPNJ might apply for accreditation.

      2. Subject to the availability of beds and other resources, Hospital agrees to provide inpatient and outpatient services customarily provided at its facility to Members and shall not differentiate or discriminate in the treatment of Members on the basis of race, sex, age, religion, place of residence, health status or source of payment.




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      3.   Hospital certifies that all representations made in the PHPNJ
           Hospital Survey are true and accurate;

      4. Hospital shall follow and be bound by the State and Federal Laws and regulations and the policies and procedures as established and adopted by PHPNJ, each as amended and in effect from time to time;

      5. Hospital recognizes that PHPNJ has developed, with regard to PHPNJ's prepaid Health Benefit Plan, a system to identify and resolve Member grievances and shall cooperate with PHPNJ in investigating and resolving Member grievances involving Hospital.

B.    MEDICAL RECORDS.    Hospital shall maintain a standard medical record for
      each Member and furnish such records as may be required by federal and state laws, rules, regulations and PHPNJ's Utilization Management and Quality Assurance Program. PHPNJ and Hospital agree that medical records of Members shall be regarded as confidential and both parties shall comply with all applicable federal and state laws, rules and regulations regarding such records.

      Hospital shall provide PHPNJ, or its designee, with reasonable access, during normal business hours, to examine and duplicate medical records of Members maintained by Hospital for the period required by federal and state law and at any time thereafter that such access is reasonably required in connection with a Member's health care. In the event that PHPNJ requests that Hospital provide copies of medical records of Members, Hospital may charge PHPNJ a fee, not to exceed twenty-five cents ($0.25) per page, for copies requested in excess of one hundred (100) pages of Member's medical record.

C. PHYSICIAN ADMITTING PRIVILEGES. Hospital shall provide, at no additional charge, any information requested by PHPNJ to verify the credentials of medical staff members applying for participation in PHPNJ, subject to written physician consent authorizing the release of such information and the bylaws, rules and regulations of the Hospital and its Medical Staff. Hospital shall consider for appointment to the active medical staff of Hospital physicians who are currently participating in PHPNJ or who may in the future apply for participation in PHPNJ. Hospital shall provide a copy of Hospital's medical staff credentialing policies and procedures upon submission of the PHPNJ Hospital Survey.

D. HOSPITAL BALANCE BILLING. Hospital agrees that: i) in no event, including, but not limited to, nonpayment by PHPNJ, PHPNJ's insolvency or breach of this Agreement, or adjustments resulting from PHPNJ's Utilization Management Program determinations, shall Hospital bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Member for Health Care Services provided under this Agreement; however, Member shall be solely responsible for, and Hospital shall bill Member directly for, payment for applicable copayments, coinsurance, deductibles, non-covered services and benefits, and for services rendered under any PHPNJ Health Benefit Plan other than a prepaid Health Benefit Plan and for which adequate funds to pay for such services have not been received by PHPNJ; ii) this provision shall survive the termination of this Agreement for those Health Care Services rendered prior to the termination of this Agreement, regardless of the cause giving rise to termination, and shall be construed to be for the benefit of the Members, but is not intended to apply to services provided after this Agreement has been terminated; and iii) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Hospital and Members or persons acting on behalf insofar as such contrary agreement relates to liability for payment for services provided under the terms and conditions of this Agreement.

E. INSURANCE. Hospital shall procure and maintain such policies of general and professional liability insurance as shall be necessary to insure Hospital and its employees against any claim or claims for damages arising by reason of personal injuries or death occasioned, directly or indirectly, in connection with the performance of any Health Care Services provided or arranged for by Hospital under this Agreement. Hospital shall provide evidence of such coverage upon submission of the PHPNJ Hospital Survey and shall notify PHPNJ immediately of any material change to, or cancellation of, such coverage.

                              IV.  ADMINISTRATION

A. UTILIZATION MANAGEMENT AND QUALITY ASSURANCE PROGRAMS. Hospital shall participate in, and comply with, the Utilization Management Program, Quality Assurance Program, policies and procedures outlined in




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      Exhibit B of this Agreement, as well as those of other PHPNJ Health
      Benefit Plans, where necessary. Failure to comply with this provision may result in denial of payment to Hospital.

B. REFERRALS AND PATIENT TRANSFER. Hospital agrees to provide Health Care Services to Member only upon appropriate referral from Member's Primary Care Physician, or other authorization as permitted by PHPNJ or its designee, in accordance with the procedures for referrals established by PHPNJ. Recognizing that decisions regarding patient transfer are made by the Member in consultation with the attending physician, Hospital shall make best efforts consistent with good medical practice and quality care to transfer Member to another PHPNJ participating hospital.

C. CLAIM SUBMISSION. Hospital shall submit to the address appearing on the Member's identification card a completed claim form which contains all of the information requested on a standard UB92 or HCFA 1500 claim form. Claims shall be submitted within ninety (90) days of the date of discharge or completion of a course of treatment. Claims submitted by Provider after ninety (90) days may be refused for payment, and amounts billed may not be collected from Member. Complete and uncontested claims received in a timely fashion shall be paid within thirty (30) days of receipt. Hospital recognizes that claims may be pended for investigation and resolution of coordination of benefits and/or other appropriate reasons and that best efforts will be made to resolve pended claims as expediently as possible.

D. REIMBURSEMENT. Hospital shall be paid according to the Negotiated Rate Schedule set forth in Exhibit A of this Agreement for Health Care Services rendered to Members. In accordance with the terms outlined in
      Section III-D. of this Agreement, Hospital shall accept the Negotiated Rates as payment in full, less any applicable copayment, coinsurance, deductible and/or amounts received from all other sources.

E. COORDINATION OF BENEFITS. If Health Care Services provided to Member pursuant to this Agreement are also covered by any other Health Benefit Plan, third party liability or insurance policy, Hospital agrees to assist in coordinating such payment. PHPNJ's obligation for payment to Hospital shall not exceed the Negotiated Rate, less any applicable copayment, coinsurance, deductible and/or amounts received from all other sources.

F. NON-COVERED SERVICES. Services requested by Members which are not covered by Member's Health Benefit Plan are payable by Member. Hospital shall advise Member of his/her payment responsibility prior to providing such services.

                            V.  TERM AND TERMINATION

A. TERM. The initial term of this Agreement shall be for one year commencing with the effective date noted on the signature page of this Agreement. Thereafter, the term of this Agreement will be automatically extended for one year periods unless terminated in accordance with Section B below.

B. TERMINATION. This Agreement may be terminated by either party without cause by written notice given at least (120) days in advance of such termination.

      This Agreement may be terminated immediately by either party in the event of: i) Hospital's or PHPNJ's failure to meet its responsibilities and obligations under this Agreement when such failure has not been remedied within thirty (30) days of written notice to the defaulting party of the alleged default; ii) loss of Comprehensive General Liability Insurance Coverage or Professional Liability Insurance Coverage by Hospital or PHPNJ; or iii) insolvency, bankruptcy, dissolution, loss of licensure of Hospital or PHPNJ, loss of certification of Hospital in the Medicare or Medicaid programs, or loss of accreditation of Hospital.

      Following termination of this Agreement, if requested by PHPNJ, Hospital shall continue to furnish Health Care Services to Members until an orderly transfer of Members to the services of another Hospital can be made or until completion of treatment, whichever occurs first but in no event shall Provider be required to provide Health Care Services beyond 120 days after termination of this Agreement. Notwithstanding anything to the contrary which may be contained in this Agreement, payment to Hospital for Health Care Services rendered to Members during such period shall be subject to the terms and conditions of this Agreement.

      If PHPNJ and the hospital, are unable to agree on the terms of a new contract upon the expiration of the current contract, the hospital and PHPNJ shall continue to abide by the terms of the most current contract for a period of four months from a severance date mutually agreed upon by both parties, In that event, PHPNJ shall promptly notify the health care providers with which it has contracted to provide services and provide




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      notification within the four-month extension period to those of its enrollees who reside in the county in which the hospital is located or in an adjacent county in writing as to the extension of the terms of the most current contract, and shall in the notice to its enrollees advise them of the options available to them with respect to their health care coverage.

      In consideration of PHPNJ providing current and future Members to Hospital, Hospital agrees that in the event this Agreement terminates for any reason, PHPNJ will suffer irreparable harm and injury if Hospital attempts to, or does, communicate with PHPNJ Members in any way concerning paid termination. Hospital expressly waives Hospital's rights to contact PHPNJ Members in any way about the termination of this Agreement, including the options such members may have to join other health care plans or to switch to other providers, including Hospital, as a result of the termination; or the fact that Hospital will no longer be involved with the Member's health care needs. If Hospital does so communicate to PHPNJ's Members concerning termination of this Agreement, such activity will constitute a breach of this provision and PHPNJ may set restraints to preclude such activity, as well as all appropriate damages resulting from Hospital's breach. Understanding and acknowledging the foregoing, Hospital agrees to rely exclusively upon PHPNJ's communication to its Members concerning termination of this Agreement and agrees not to interfere in any way with the relationship between PHPNJ and its Members.

                               VI.  MISCELLANEOUS

A. AMENDMENT. This Agreement may be amended or modified in writing as mutually agreed upon by the parties. In addition, PHPNJ may modify this Agreement upon thirty (30) days written notice to Hospital. Hospital's failure to respond to such notice within thirty (30) days of receipt is deemed to be acceptance of such amendment or modification; provided, however, that if Hospital objects to such amendment or modification, PHPNJ shall have the right to terminate this Agreement on at least thirty
      (30) days advance written notice.   During this notice period, the
      proposed amendment or modification shall not be in effect.

B. ASSIGNMENT. Neither PHPNJ nor Hospital may assign, delegate, or transfer this Agreement by operation of law or otherwise without the prior written consent of the other party, except that PHPNJ may assign its rights or delegate its duties and obligations to any entity set forth on Exhibit C or an entity that controls, is controlled by, or that is under common control with PHPNJ now or in the future, or which succeeds to its business through acquisition, merger, or other corporate transaction.

C. NOTICE. Any notice required to be given pursuant to the terms and provisions hereof shall be sent by certified mail, return receipt requested, postage prepaid, to PHPNJ and to Hospital. Such notice shall be in effect three days after mailing.

D. INDEPENDENT CONTRACTOR. This Agreement is not intended to create, nor shall be construed to create, any relationship between PHPNJ and Hospital other than that of independent entities contracting for the purpose of
      effecting provisions of this Agreement.   Neither party, nor any of their
      representatives, shall be construed to be the agent, employer, employee or representative of the other.

      Nothing in this Agreement shall be deemed to change or alter any relationship which exists, or which may come to exist, between Hospital and any Member, and PHPNJ or any entity listed on Exhibit C shall have no right to interfere with the care or treatment given or prescribed to any Member. Hospital agrees for purposes of this section, that the Utilization Management and Quality Assurance Programs of PHPNJ shall not constitute "interference with the care or treatment given or prescribed to any Member."

E. PROPRIETARY INFORMATION. Hospital recognizes that all material provided by PHPNJ is the proprietary information of PHPNJ and Hospital shall not disclose or release such material. In addition, Hospital shall not use, or assist others in using, any of PHPNJ's proprietary information, directly or indirectly, to further the business purposes of any other health care insurer or health care delivery system.

F. INDEMNIFICATION. Either party shall indemnify and hold harmless the other party and its employees, agents, directors, officers and affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, without limitation, reasonable attorney's fees) arising, directly or indirectly, in whole or in part, out of or in connection with the Hospital's performance or failure to perform under this Agreement.

G. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey.




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H.    SEVERABILITY.  In the event that any provision of this Agreement is rendered invalid or unenforceable by any law or regulation, or declared null and void by any court of competent jurisdiction, that part shall be reformed, if possible, to conform to law, and if reformation is not possible, that part shall be deleted. The remainder of the provisions of this Agreement shall, subject to this paragraph, remain in full force and effect.

I. PASSAGE OF NEW LAWS. In the event of the passage of any new law, rule or regulation, which would materially affect this Agreement in any way, the parties agree to act in good faith to address the new law, rule or regulation and to modify this Agreement accordingly.

J. NONEXCLUSIVITY. This Agreement does not constitute an exclusive agreement and Hospital may enter into similar agreements with any other health care insurer, health care delivery system, or other third party payer.

K. FORCE MAJEURE. No delay in, or failure of, performance by either party under this Agreement will be considered to be a breach hereof if and to the extent that such delay or failure of performance is caused by an occurrence or occurrences beyond the reasonable control of the party affected such as, but not limited to, major disaster, epidemic, complete or partial destruction of facilities, riot, civil insurrection and strikes. The foregoing will not be considered to be a waiver of any party's obligations under this Agreement, and as soon as such occurrence or occurrences cease, the party affected thereby will promptly fulfill its obligations under this Agreement.

L. WAIVER. The waiver of performance of any covenant, condition or obligation shall not be construed to be a waiver of any subsequent covenant, condition or promise.

M. HEADINGS. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not, expressly or by implication, limit, define or extend the specific terms of the section so designated.

                     PHPNJ HOSPITAL PARTICIPATION AGREEMENT

The parties acknowledge by their execution of this Agreement, that they have read, and agree to, the entire contents of this Agreement including any
Attachments hereto.    This Agreement constitutes the entire understanding of
the parties with respect to the subject matter hereof, and supersedes all prior, oral or written, expressed or implied, agreements, understanding and policies.

In witness thereof, the undersigned have executed this Agreement to be effective on __________________, 19__ to be completed by PHPNJ).


HOSPITAL                                           PHYSICIAN HEALTHCARE PLAN
                                                   OF NEW JERSEY, INC.

- ------------------------------------               ---------------------------------------
Signature                                          Signature


- ------------------------------------               ---------------------------------------
Printed Name                                       Printed Name

- ------------------------------------               ---------------------------------------
Title                                              Title

- ------------------------------------               ---------------------------------------
Date                                               Date

- ------------------------------------
Tax ID Number

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                                   EXHIBIT A
                            NEGOTIATED RATE SCHEDULE

   INPATIENT SERVICES


MEDICAL/SURGICAL                                    $      PER DIEM

NICU/ICU                                            $      PER DIEM

NORMAL DELIVERY (MOTHER AND BABY)                   $      PER CASE

CESAREAN DELIVERY (MOTHER AND BABY)                 $      PER CASE

DETAINED INFANT                                     $      PER DIEM

PSYCHIATRIC                                         $      PER DIEM

DETOXIFICATION                                      $      PER DIEM

PHYSICAL REHABILITATION                             $      PER DIEM


    OUTPATIENT SERVICES


SAME DAY SURGERY                                        % OF CHARGES

EMERGENCY ROOM                                          % OF CHARGES

OTHER OUTPATIENT SERVICES                               % OF CHARGES


The Negotiated Rates specified above include all Covered Health Care Services provided by hospital including, but not limited to, the following: pre-admission testing, use of operating room, supplies, equipment, laboratory services, nursing care, IV injections and solutions, all amounts associated with services of hospital-based physicians where the hospital-based physician is compensated for Covered Health Care Services by Hospital and all amounts associated with requests for medical records and participation in PHPNJ's Utilization Management and Quality Assurance Programs, except as authorized in
Section III-B of this Agreement. In no case, shall the Negotiated Rate exceed 85% of the Hospital's usual billed charges. For Medicare patients, in no case, shall the Negotiated Rate exceed the applicable DRG reimbursement for Medicare patients.

* Hospital must clearly identify Emergency Room visits as emergent or non-emergent on the bill.


                                   EXHIBIT B
          UTILIZATION MANAGEMENT AND QUALITY ASSURANCE PROGRAM SUMMARY


PHPNJ shall make available to Hospital a toll free number and/or other communication system(s) to meet the notification requirements of PHPNJ's Utilization Management Program as outlined below. Upon notification, PHPNJ has sole discretion in reviewing and/or certifying procedures, services and/or inpatient admissions. PHPNJ will notify Hospital of determinations made under its Utilization Management and Quality Assurance Programs and shall provide Hospital with a mechanism for appealing all determinations made under the Utilization Management and Quality Assurance Programs.




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HOSPITAL ADMISSIONS

      Hospital shall notify PHPNJ of scheduled inpatient admissions and Same Day Surgery admissions no fewer than five (5) business days prior to the day of admission. In the event Hospital is not aware of the admission five (5) days prior, Hospital shall notify PHPNJ as soon as Hospital becomes aware of the scheduled inpatient admission. In addition, Hospital agrees to accept pre-admission testing performed outside of the hospital, provided such tests were performed within 72 hours of the admission.

      Hospital shall notify PHPNJ of maternity and emergency admissions on the first business day following the admission or when Hospital becomes aware patient is a Member of PHPNJ, whichever occurs first. Such admissions are subject to concurrent and retrospective review for determination of Medical Necessity.


OUTPATIENT SERVICES

      Hospital shall notify PHPNJ of referrals to physicians or facilities not participating in PHPNJ and for the following services: MRI, CT Scan, home health care, durable medical equipment, hospice care, extended care, mental health services and physical therapy. Hospital shall notify the PHPNJ Member's Primary Care Physician when the Member presents for emergency care. Other services requiring prior approval may be added in the future, at the discretion of PHPNJ.


CONCURRENT REVIEW


      At the time of admission notification, PHPNJ shall assign an Estimated Length of Stay (ELOS). An admission in excess of the initial ELOS must be approved concurrently by PHPNJ. PHPNJ may contact Hospital for information concerning the Member's condition and Hospital agrees to review and cooperate with PHPNJ Utilization Management staff. Hospital agrees to cooperate with any on-site concurrent review conducted by PHPNJ.



                                   EXHIBIT C
                            ADMINISTRATIVE POLICIES





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